Exhibit 10.10

Execution Version

RETIREMENT AND CONSULTING AGREEMENT
BY AND AMONG
BIG LOTS, INC.
BIG LOTS STORES, INC.
AND
STEVEN S. FISHMAN

This Retirement and Consulting Agreement (this “Agreement”), by and among Big Lots, Inc. (“BLI”), Big Lots Stores, Inc. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively, the “Company”) and Steven S. Fishman (the “Executive”), collectively, the “Parties,” is effective as of May 3, 2013 (the “Effective Date”).
W I T N E S S E T H T H A T

WHEREAS, the Executive has been employed as the Company's Chairman, Chief Executive Officer and President since July 11, 2005;
WHEREAS, the Executive and the Company are parties to that certain Amended and Restated Employment Agreement, effective as of December 5, 2008, governing the terms and conditions of the Executive's employment with the Company (the “Prior Agreement”);
WHEREAS, on December 4, 2012 (the “Retirement Notification Date”), the Executive notified the Board of Directors of BLI (the “Board”) that he intended to retire as the Chairman, Chief Executive Officer and President of the Company as soon as the Board chose a successor Chief Executive Officer (the “New CEO”);
WHEREAS, as disclosed in the Company's Annual Proxy Statement, filed with the Securities and Exchange Commission on April 16, 2013, in the event that the Company appointed a New CEO prior to the Company's annual meeting of shareholders, to be held on May 30, 2013 (the “Annual Meeting”), the Executive intends to maintain his position on the Board through the Annual Meeting and the Board expects the Executive to resign from the Board immediately following the Annual Meeting;
WHEREAS, the Executive continued to provide services to the Company from the Retirement Notification Date, providing for a smooth transition of the leadership of the Company to the New CEO; and
WHEREAS, the Company has determined that it is in its best interests for the Executive to provide his continued services and expertise to the Company in a consulting capacity following his retirement and to ensure that the Executive cannot perform services for a competitor of the Company;

NOW, THEREFORE, it is hereby agreed as follows:
1.Retirement as Chief Executive Officer; Resignation as Chairman. (a) Effective as of the Effective Date, the Executive hereby retires as Chief Executive Officer and President of the Company and, except as set forth in clause (b) of this sentence, resigns from all other positions the Executive then holds as an officer, employee or member of the boards of directors of the Company and (b) effective as of immediately following the Annual Meeting, the Executive shall resign as a member and Chairman of the Board and shall take all other reasonable actions requested by the Board to so resign. For all purposes of this Agreement, the Prior Agreement and all of the Company's compensation and benefit plans (including the Big Lots 2005 Long-Term Incentive Plan (the “2005 LTIP”), as amended and restated effective May 27, 2010, the Big Lots 2012 Long-Term Incentive Plan (the “2012 LTIP”) or any successors thereto (and any awards issued thereunder), the Big Lots 2006 Bonus Plan, as amended (the “Bonus Program”) and the Retention Agreement by and among the Executive and the Company, effective as of March 5, 2010), the Executive's retirement on the Effective Date shall be treated as a voluntary termination by the Executive as of the Effective Date within the meaning of Section 5.05 of the Prior Agreement, and the Executive shall not be entitled to any enhanced or additional severance benefits in connection with such termination (including those provided under Sections 5.06, 5.07 and 5.08 of the Prior Agreement); provided, however, that notwithstanding the foregoing, the Executive's continued provision of the Consulting Services (as defined below) shall be deemed continued provision of services for purposes of the exercisability of those certain stock options granted to the Executive on March 6, 2009, all of which have vested as of the Effective Date, but the termination of, or refusal to provide, Consulting Services shall constitute a Termination of Employment for purposes of, and as defined in, the 2005 LTIP, including Section 6.3 thereof.

2.Consulting Services.

(a)Consulting Period and Consulting Services. During the period of three years beginning on the Effective Date (the “Consulting Period”), the Executive shall serve as a consultant to the Company, and shall provide such services as are reasonably requested by the Board or by the New CEO from time to time (the “Consulting Services”), including (i) assistance in the transition of leadership from the Executive to the New CEO and (ii) advising the New CEO on matters of business strategy. The Executive shall, to the extent necessary, devote all available business time, best efforts and undivided attention to the Consulting Services and shall not engage in any other business activity, whether for gain, profit or other primary benefit (except for activities equivalent to those described in Section 4.01[3] and [4] of the Prior Agreement); provided, however, that, notwithstanding the foregoing, (x) the Executive shall not be required to maintain an office or residence in the Columbus, Ohio area, (y) the Company shall provide the Executive with reasonable notice in respect of any Consulting Services that the Executive is required to render hereunder and (z) the Executive may, to the extent practicable, render the Consulting Services by phone or via e-mail.

(b)Compensation for Consulting Services. For his services during the Consulting Period, (i) the Company shall pay the Executive a fee of $77,777 per month, payable monthly in arrears (the “Consulting Fee”), (ii) the Executive shall have continued use of his current Company-provided automobile and (iii) the Company shall provide the Executive with, or acquire on the Executive's behalf, welfare benefits equivalent to those he receives as of the date hereof. In addition, subject to the Executive's execution and non-revocation of a release of claims consistent with the release required by Section 7.00 of the Prior Agreement (a “Release”) no later than 52 days after the Effective Date, the Executive will be eligible to receive a special retainer (the “Special Retainer”) equal to the compensation the Executive would have otherwise been entitled to receive, based on the Company's actual performance for the entire fiscal year ending February 1, 2014 (“FY 2013”) and without any pro-ration, under and subject to the terms of the Bonus Program for FY 2013 (including all applicable performance goals) had the Executive been the Company's Chief Executive Officer for the full FY 2013. The Special Retainer (if earned under the terms of the Bonus Program for FY 2013) will be paid to the Executive at the time that FY 2013 bonuses are otherwise paid to participants in the Bonus Program for FY 2013.

(c)Expense Reimbursement. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of the Consulting Services, in accordance with the expense reimbursement policies of the Company or its subsidiaries or affiliates, if any, as in effect from time to time; provided, however, that in all circumstances the Executive shall document or substantiate such expenses to the reasonable satisfaction of the Company.

(d)Termination of Consulting Services. The Company or the Executive may terminate the consulting arrangements described in this Section 2 prior to the expiration of the Consulting Period in accordance with the provisions of this Section 2(d). Upon any such termination, the Executive shall not be required to render any further Consulting Services.

(i)Death; Disability. The consulting arrangements described in this Section 2 shall terminate automatically upon the death or Disability (as defined in the Prior Agreement) of the Executive. Upon such termination prior to the expiration of the Consulting Period, the Company shall continue to pay the Executive (or his estate) the Consulting Fee for the remainder of the Consulting Period and, to the extent previously unpaid, the Special Retainer (the “Consulting Termination Payments”) at the times set forth in Section 2(b) of this Agreement; provided, however, that the Company's obligation to pay the Executive (or his estate) continued Consulting Fees shall cease in the event the Executive (or his estate) does not execute a Release that becomes effective in accordance with its terms no later than 52 days after the termination of the Consulting Period.

(ii)For Cause. The Company may, subject to compliance with the provisions in the second sentence of Section 5.04 of the Prior Agreement, terminate the consulting arrangements described in this Section 2 for Cause (as defined below) prior to the expiration of the Consulting Period. Upon such termination by the Company prior to the expiration of the Consulting Period, the Company's obligations to pay the Consulting Fee and, to the extent previously unpaid, the Special Retainer shall immediately cease. For purposes of this Agreement, “Cause” means the Executive's (A) failure to comply with Company's policies and procedures which the Board reasonably determines has had or is likely to have a material adverse effect on the Group (as defined in the Prior Agreement), the Company or any other Group Member (as defined in the Prior Agreement); (B) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Group, the Company or any other Group Member, monetarily or otherwise; (C) violation of laws or regulations governing the Group, the Company or any other Group Member (including the Sarbanes-Oxley Act of 2002) or violation of the Company's code of ethics; (D) misrepresentation or dishonesty which the Board reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; (E) material breach of any provision of Section 2(a) of this Agreement; (F) involvement in any act of moral turpitude that in the reasonable opinion of the Board has a materially injurious effect on the Group, the Company or any other Group Member or their reputation; (G) willful refusal to provide substantially the Consulting Services contemplated by this Agreement; or (H) failure to resign as a member and Chairman of the Board as provided for in Section 1 of this Agreement.

(iii)Without Cause. The Company may, upon five business days' prior written notice to the Executive, terminate the consulting arrangements described in this Section 2 without Cause prior to the expiration of the Consulting Period. Upon such termination by the Company, the Company shall continue to pay the Executive the Consulting Termination Payments at the times set forth in Section 2(b) of this Agreement; provided, however, that the Company's obligation to pay the Executive continued Consulting Fees shall cease in the event the Executive does not execute a Release that becomes effective in accordance with its terms no later than 52 days after the termination of the Consulting Period.

(iv)Voluntary Termination by Executive. The Executive may, upon five business days' prior written notice to the Company terminate the consulting arrangements described in this Section 2 prior to the expiration of the Consulting Period. Upon such termination by the Executive, the Company's obligations to pay the Consulting Fee and, to the extent previously unpaid, the Special Retainer shall immediately cease.

(e)Withholding. All payments and other consideration made or provided to the Executive under Section 2 of this Agreement shall be made or provided without withholding or deduction of any kind, and the Executive shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(f)Independent Contractor Status. The Executive's status during the Consulting Period shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. Except as provided in this Agreement, the Executive shall not be eligible for any additional compensation or benefits from the Company or its affiliates in connection with the termination of the Executive's employment or in connection with the Consulting Services (or the termination thereof) contemplated by this Agreement. Any payments made or benefits provided to the Executive with respect to the Consulting Services shall not be taken into account for the purposes of determining any compensation or benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or (ii) any other agreement between the Company and the Executive.

(g)Clawback. In the event the Executive fails to resign as a member and Chairman of the Board as provided for in Section 1 of this Agreement, (i) the Company's obligations to pay the Consulting Fee and the Special Retainer shall immediately cease and (ii) the Executive shall promptly, and in no event later than ten days after the Annual Meeting, reimburse the Company the full, pre-tax amount of any Consulting Fees provided to the Executive hereunder.

3.Restrictive Covenants; Indemnification; Arbitration.

(a)Restrictive Covenants. The Parties acknowledge and agree that the provisions of Sections 4.02 (Confidential Information), 4.03 (Solicitation of Employees), 4.04 (Solicitation of Third Parties), 4.05 (Non-Competition), 4.06 (Post-Termination Cooperation), 4.07 (Non-Disparagement), 4.08 (Notice of Subsequent Employment), 4.09 (Remedies), 4.10 (Return of Group Property) and 4.11 (Effect of Termination of Employment) of the Prior Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination of the Executive's employment; provided, however, that notwithstanding anything to the contrary in the Prior Agreement, effective upon and subject to the commencement of the Consulting Period, (i) Sections 4.03, 4.04, 4.05 and 4.06 of the Prior Agreement shall apply during the Consulting Period (disregarding, for this purpose, any early termination thereof) and (ii) for purposes of Sections 4.02 and 4.06 [1] of the Prior Agreement, the Consulting Services shall be deemed to be services to the Company as an employee of a Group Member.

(b)Indemnification. The Parties acknowledge and agree that the provisions of Section 8.00 (Insurance and Indemnification) of the Prior Agreement and that certain indemnification agreement by and between the Executive and BLI referenced therein shall each remain in full force and effect in accordance with their respective terms and shall survive the termination of the Executive's employment.

(c)Arbitration. The Parties acknowledge and agree that Section 9.00 (Arbitration) of the Prior Agreement shall remain in full force and effect in accordance with the terms thereof and shall be deemed to apply to this Agreement (including any disputes relating to the Consulting Services) in addition to the matters set forth therein.

4.General Provisions.

(a)Representation of Executive.  The Executive represents and warrants that the Executive is an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

(b)Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and the person designated by the Board.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof, including the Prior Agreement.

(c)Governing Law; Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordi-nances, rules and regulations.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and the Parties agree that any invalid or unenforceable provision may and will be reformed and applied (i) as provided in Section 4.05 of the Prior Agreement, with respect to the matters specifically contemplated in Section 4.00 of the Prior Agreement (as incorporated into this Agreement) and (ii) with respect to other matters, (x) to the extent needed to avoid that invalidity or unenforceability and (y) in a manner that is as similar as possible to the Parties' intent (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.  The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

(d)No Waiver.  Except as otherwise provided in Section 9.05 of the Prior Agreement (as incorporated into this Agreement), failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement.

(e)Withholding.  Except as provided in Section 2(e) of this Agree-ment, all payments made to or on behalf of the Executive under this Agreement will be reduced by any amount: (i) that the Company is required by law to withhold in advance payment of the Executive's federal, state and local income, wage and employment tax liability; and (ii) to the extent determined in accordance with Sections 5.04[5] or 9.00 of the Prior Agreement, that the Executive owes to the Group (as defined in the Prior Agreement), the Company or any other Group Member. For the avoidance of doubt, application of this Section 4(e)(ii) will not extinguish the Company's right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount recovered by application of this Section 4(e)(ii) does not fully discharge the amount the Executive owes to the Group, the Company or other Group Member and does not preclude the Group, the Company or any other Group Member from proceeding directly against the Executive without first exhausting its right of recovery under this Section 4(e)(ii).

(f)Survival.  The Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

(g)Notices. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be (i) in the case of notices to the Company or the Change Entity (as defined in the Prior Agreement), addressed to the Company's General Counsel at the Company's then-current corporate offices and (ii) in the case of notices to the Executive, addressed to the Executive's last mailing address contained in the Executive's personnel file. Any notice permitted or required to be given under this Agreement will be deemed to have been given and will be effective on the date it is delivered.

(h)Miscellaneous.

(i)The Executive may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and does not preclude the legal representative of the Executive's estate from assigning any right under this Agreement to the person or persons entitled to it.

(ii)This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive's personal or legal representatives, executors, adminis-trators, successors, heirs, distributees, devisees, legatees and assigns and the Company and its successors and, to the extent applicable, the Group and all Group Members.

(iii)The headings in this Agreement are inserted for conven-ience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

(iv)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(i)Successors to Company.  This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, including any Change Entity, and any successor will be substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company.  Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

(j)Section 409A.

(i)It is the intention of the Company that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that does not impose additional taxes, interest or penalties upon the Executive pursuant to Section 409A of the Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A of the Code and this Section 4(j).

(ii)Neither the Executive nor any of the Executive's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this agreement or under any other plan, policy, arrangement or agreement of or with the Company (this agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive's benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company.

(iii)If, at the time of the Executive's separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(iv)Notwithstanding any contrary provision herein, the Executive's right to any payment under this Agreement shall be treated as the right to a series of separate payments, as defined under Treas. Reg. Section 1.409A-2(b)(2). The Executive shall have no right to designate the date of any payment hereunder.

(v)All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive's remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

(vi)Notwithstanding any provision of this agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive's account in connection with any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 9 pages.

BIG LOTS, INC.

By:	/s/ Philip E. Mallott

Signed:	April 29, 2013

BIG LOTS STORES, INC.

By:	/s/ Charles W. Haubiel II

Signed:	April 29, 2013

Steven S. Fishman

By:	/s/ Steven S. Fishman

Signed:	April 29, 2013

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